Contacts:
Dan Race      Joanna Andrade
Plantronics, Inc.         Porter Novelli for Plantronics, Inc.
831-458-7005       408-369-4620
dan.race@plantronics.com     joanna.andrade@porternovelli.com

Marshall Mohr Joins Plantronics Board of Directors

CFO of Adaptec and Former Managing Director at PricewaterhouseCoopers to Strengthen Plantronics’ Board Expertise

SANTA CRUZ, CA - June 7, 2005 - Plantronics (NYSE:PLT) is enhancing its Board of Directors with the addition of Marshall Mohr, vice president and Chief Financial Officer of Adaptec, Inc., a leading provider of storage solutions that reliably move, manage and protect critical data and digital content.

“Marshall’s extensive background in accounting and technology business acumen will be great assets to the Plantronics team,” said Ken Kannappan, president and CEO of Plantronics. “Plantronics has long held itself to the highest financial management standards, reflecting the integrity of our management team, corporate culture and the way we conduct business. Marshall’s guidance in this area will prove invaluable as we grow our global operations.”

Mohr has served as vice president and CFO for Adaptec since July 2003. Prior to joining Adaptec, Mohr was managing partner of PricewaterhouseCoopers' West Region Technology Industry Group and was responsible for the firm's more than 400-person Silicon Valley accounting and audit advisory practice. He also held a variety of positions at PricewaterhouseCoopers during his 22 years of service and served as the engagement partner on numerous technology companies in the networking and communications sectors. Mohr is a CPA and holds a Bachelors of Business Administration degree from Western Michigan University. Mohr also serves as a Director on the Board of Atheros Communications, Inc.

"I’m very pleased to join the Plantronics Board of Directors,” said Mohr, vice president and CFO of Adaptec. “Plantronics has great growth potential as wireless communication becomes ubiquitous with consumers and in the office. The company’s strong financial practices have built considerable confidence with shareholders, investors and customers, and provide a very solid framework for the company moving forward.”

Mohr replaces David Wegmann who retired after seventeen years of service on the Plantronics Board of Directors. Mohr will serve as chair of the audit committee.

About Plantronics
Plantronics introduced the first lightweight headset in 1962 and is recognized as the world leader in communications headsets. A Plantronics headset was used for Neil Armstrong’s historic “One small step for man, one giant leap for mankind” transmission from the moon in 1969. A publicly held company headquartered in Santa Cruz, California, with approximately 3,600 employees, Plantronics maintains offices in 20 countries. For more information go to www.plantronics.com or call (800) 544-4660.